Exhibit 99.1

Bunge Reports Fourth Quarter and Full-Year 2018 Results

White Plains, NY - February 21, 2019 - Bunge Limited (NYSE: BG) today reported Q4 2018 and full-year 2018 results.

•	Full-year 2018 GAAP EPS of $1.57 vs. $0.89 in the prior year; $2.72 vs. $1.94 on an adjusted basis;

•	Q4 GAAP EPS of $(0.51) vs.$(0.48) in the prior year; $0.08 vs. $0.67 on an adjusted basis

•	Agribusiness impacted by decline in value of Brazilian soybean ownership; full year results up 114% on strong soy crush margins

•	In Food & Ingredients, Loders Croklaan integration proceeding as planned

•	Sugar & Bioenergy impacted by heavy rains as poor crop year came to an end

•	Global Competitiveness Program delivered $200 million of savings in 2018, expect $50 million of additional savings in 2019, reaching original target a year ahead of schedule

•	Strategic Review and CEO search progressing

➢	Overview

Kathleen Hyle, Bunge’s Non-Executive Board Chair, stated, “Although 2018 was a substantially better year than 2017, we are not satisfied with these results, and we know that Bunge has the global assets and people to perform better in the future. In the past several months, the Company has taken a number of significant and positive steps to reposition itself for sustainable growth, including announcing a leadership transition and enhancing its leadership team, refreshing our Board and establishing a Strategic Review Committee of the Board.”

Ms. Hyle continued, “The Committee initiated and is continuing a thorough, outside-in review of all of Bunge’s businesses. At the same time, we are committed to addressing underperforming assets as part of our effort to enhance shareholder value, and we are strengthening our risk management capabilities, as they are foundational to everything we do. The Board and the leadership team are moving with speed and accountability to drive results.”

Acting CEO Greg Heckman commented, “Even in my short time leading the company, I see many strengths. We have a world-class global network of assets and a talented team of people, all of whom are committed to driving the business forward. While the Strategic Review Committee continues its work, we are refocusing the organization and placing greater emphasis on improved execution. Our key priorities are to drive operational performance, optimize the portfolio, strengthen our capital allocation framework and sharpen our financial discipline. I am confident that with the actions we are taking, we will be able to better leverage Bunge’s asset base and increase shareholder returns.”

➢	Financial Highlights

	Quarter Ended December 31,		Year Ended December 31,
US$ in millions, except per share data	2018	2017	2018	2017
Net income (loss) attributable to Bunge	$(65)	$(60)	$267	$160

Net income (loss) per common share from continuing operations-diluted	$(0.51)	$(0.48)	$1.57	$0.89

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$0.08	$0.67	$2.72	$1.94

Total Segment EBIT (a)	$70	$55	$737	$436
Certain gains & (charges) (b)	(37)	(100)	(144)	(141)
Total Segment EBIT, adjusted (a)	$107	$155	$881	$577
Agribusiness (c)	$55	$78	$709	$332
Oilseeds	$112	$34	$584	$216
Grains	$(57)	$44	$125	$116
Food & Ingredients (d)	$73	$70	$235	$223
Sugar & Bioenergy	$(48)	$(8)	$(105)	$3
Fertilizer	$27	$15	$42	$19

(a)
Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; net income (loss) per common share from continuing operations-diluted, adjusted; adjusted funds from operations and ROIC are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables and notes attached to this press release and the accompanying slide presentation posted on Bunge’s website.  See Note 14 for a reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations.

(b)	Certain gains & (charges) included in Total Segment EBIT. See Additional Financial Information for detail.

(c)	See Note 13 for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.

(d)	Includes Edible Oil Products and Milling Products segments.

➢	Fourth Quarter Results

Agribusiness

Lower segment results in the quarter were largely due to the reduction in value of the Company’s Brazilian soybean ownership as factors related to China trade and demand caused Brazilian soybean prices to converge with U.S. and Brazilian new crop prices. The approximate $125 million loss associated with this reduction in prices impacted results in both oilseeds trading and distribution and grains origination.

In Oilseeds, structural soy crush margins were higher in the U.S., Europe, Brazil and Asia due to more favorable market conditions. Margins, however, were lower in Argentina due to tight bean supplies resulting from the drought and farmer retention. Total soy crush volumes were similar to last year, as higher volumes in the Northern Hemisphere were offset by lower volumes in South America. Results in softseed processing were higher, as improved structural margins in Europe more than offset lower margins in Canada.

In Grains, Origination results declined due to lower structural margins and volumes, which were impacted by the decrease in soybean demand from China. Results in grain trading and distribution were comparable to last year.

Edible Oil Products

Higher results in the quarter were driven by the contribution from Loders Croklaan, and improved performance in Europe, which benefitted from higher volumes and lower unit costs, and an increase in volumes and margins in Argentina. Results in North America and Brazil were lower than last year.  The integration of Loders Croklaan with our existing B2B oils business is progressing as planned.

Milling Products

Higher margins and volumes in Brazil were more than offset by lower margins and volumes in Mexico. Results in the U.S. were similar to last year.

Sugar & Bioenergy

Results in the quarter were significantly below the Company’s expectations, primarily due to the combination of sustained rain during the quarter, which negatively impacted sales and unit costs, and lower than expected ethanol prices.  Compared with last year, lower results were primarily driven by lower sugar prices, reduced sugarcane crush volume and lower yields.

Fertilizer

Higher results in the quarter were primarily driven by higher prices and lower costs related to prior restructuring actions, which more than offset slightly lower volumes. Additionally, fourth quarter results included the remaining $6 million recovery of foreign exchange losses from the second quarter.

Global Competitiveness Program

The Global Competitiveness Program (GCP) announced in July 2017 is rationalizing Bunge’s cost structure and reengineering the way the Company operates, reducing 2017 addressable baseline SG&A of $1.35 billion to $1.1 billion by 2020.

The Company has reduced addressable SG&A by approximately $200 million as compared with its 2017 baseline. This reflects $100 million of additional savings compared with the Company’s initial outlook for 2018. The Company expects 2019 savings against the baseline of approximately $250 million, achieving its addressable SG&A target of $1.1 billion a full year ahead of schedule. With the changes implemented and ongoing continuous improvement, the program is expected to achieve additional savings beyond 2019.

Cash Flow

Cash used by operations in the year ended December 31, 2018 was approximately $1,264 million compared with cash used of approximately $1,975 million in the same period last year. Adjusting for beneficial interest in securitized trade receivables, cash provided by operating activities was $645 million compared with cash provided by operating activities of $1,026 million in the prior year. The year-over-year decrease was primarily driven by higher inventory, which was partially offset by higher earnings. Adjusted funds from operations was approximately $1.1 billion as of the year ended December 31, 2018.  Total capex of $493 million was $169 million below prior year, reflecting disciplined capital investment.

Income Taxes

The effective tax rate for the year ended December 31, 2018 was approximately 39%.  Adjusting for all notable items, the effective tax rate for the year ended December 31, 2018 was approximately 26%. The higher than expected tax rate was primarily due to earnings mix and the significantly larger than anticipated loss in Sugar & Bioenergy that raised our tax rate by 4 percentage points.

➢	Outlook

Beginning in 2019, the Company is changing its guidance approach. Bunge will provide directional guidance for the company instead of individual segment EBIT ranges as it has previously.

In Agribusiness, based on the current soy crush margin environment, 2019 full-year results would be expected to be lower than 2018.  Actual soy crush margins over the course of the year are likely to evolve based on U.S.-China trade discussions, crop sizes and farmer commercialization. Based on the current softseed crush margin environment, results would be slightly higher than last year, driven by strong seed oil demand. Improvements in risk management and in how we operate should support higher results in Grains compare with last year.

In Food & Ingredients, full-year results in Edible Oils should benefit from 12 months of ownership of Loders Croklaan, as well as increased synergies from the integration of our B2B businesses. Favorable Milling operating environments in Brazil and the U.S. are likely to be partially offset by more challenging conditions in Mexico.

In Sugar & Bioenergy, based on normal weather and forward price curves for sugar and ethanol, full-year 2019 results would be expected to be about break-even. Approximately 60% of sugar production has been hedged and, weather permitting, the Company plans to crush approximately 19 mmt of cane.  As in past years, results will be seasonally weighted to the second half of the year.

In Fertilizer, based on the current market environment, full-year results would be lower than last year.

The Global Competitiveness Program is expected to generate approximately $50 million of incremental year-over-year savings. The Company expects additional savings from industrial and supply chain initiatives, which are expected to offset inflation.

Additionally, the Company expects the following for 2019: A tax rate in the range of 22% to 26%; net interest expense in the range of $290 to $310 million; capital expenditures of approximately $550 million, of which approximately $115 million is related to sugarcane milling; and depreciation, depletion and amortization of approximately $650 million.

➢	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. EST on Thursday, February 21, 2019 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (877) 883-0383. If you are located outside the United States or Canada, dial (412) 902-6506. Please dial in five to 10 minutes before the scheduled start time and enter confirmation code 1185117. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and presentations” in the “Investors” section of the Company’s website. Select “Q4 2018 Bunge Limited Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on February 21, 2019, continuing through March 21, 2019. To listen to it, please dial (877) 344-7529 in the United States, (855) 669-9658 in Canada, or (412) 317-0088 in other locations. When prompted, enter confirmation code 10127862. A replay will also be available in “Past events” at “Webcasts and presentations” in the “Investors” section of the Company’s website.

➢	About Bunge Limited

Bunge Limited (www.bunge.com), NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 32,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

➢	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include our expectations regarding industry trends and our future financial performance, the completion and timing of acquisitions and dispositions, our assumptions and expectations for the Global Competitiveness Program and other efficiency initiatives and similar statements that are not historical facts. These forward-looking statements reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; the outcome and effects of the Board’s strategic review; the effectiveness of our risk management strategies; our ability to attract and retain executive management and key personnel; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 917-373-6465 news@bunge.com

➢	Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the quarters ended December 31, 2018 and 2017.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (7)
Quarter Ended December 31,	2018	2017	2018	2017	2018	2017

Agribusiness: (1)	$(20)	$(42)	$(0.14)	$(0.29)	$(22)	$(52)
Severance, employee benefit, and other costs	(8)	(29)	(0.06)	(0.20)	(10)	(42)
Impairment charges	(10)	(19)	(0.07)	(0.13)	(10)	(19)
Indirect tax charges	(2)	—	(0.01)	—	(2)	—
Gain (loss), net on disposition of equity investments and subsidiaries	—	6	—	0.04	—	9
Edible Oil Products: (2)	$(4)	$(18)	$(0.04)	$(0.13)	$(3)	$(22)
Severance, employee benefit, and other costs	(1)	(9)	(0.02)	(0.06)	(1)	(13)
Indirect tax credits	5	—	0.03	—	6	—
Acquisition and integration costs	(8)	(9)	(0.05)	(0.07)	(8)	(9)
Milling Products: (3)	$—	$(3)	$—	$(0.02)	$—	$(5)
Severance, employee benefit, and other costs	(1)	(3)	—	(0.02)	(1)	(5)
Indirect tax credits	1	—	—	—	1	—
Sugar & Bioenergy: (4)	$—	$(4)	$—	$(0.03)	$—	$(5)
Severance, employee benefit, and other costs	(1)	(2)	—	(0.02)	(1)	(3)
Impairment charges	—	(4)	—	(0.03)	—	(4)
Indirect tax credits	3	8	0.01	0.06	3	8
Sugar restructuring charges	(2)	(6)	(0.01)	(0.04)	(2)	(6)
Fertilizer: (5)	$—	$(10)	$—	$(0.07)	$—	$(16)
Severance, employee benefit, and other costs	—	(9)	—	(0.06)	—	(14)
Impairment charges	—	(1)	—	(0.01)	—	(2)
Interest, Income Taxes and Other Unallocated: (6)	$(59)	$(86)	$(0.41)	$(0.61)	$(12)	$—
Loss on extinguishment of debt	(10)	—	(0.06)	—	(12)	—
Interest related to indirect tax credits and charges	4	—	0.03	—	—	—
Income tax benefits (charges)	(53)	(86)	(0.38)	(0.61)	—	—
Total	$(83)	$(163)	$(0.59)	$(1.15)	$(37)	$(100)

The following table provides a summary of certain gains and charges that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the years ended December 31, 2018 and 2017.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (7)
Year Ended December 31,	2018	2017	2018	2017	2018	2017

Agribusiness: (1)	$(58)	$(61)	$(0.40)	$(0.43)	$(64)	$(76)
Severance, employee benefit, and other costs	(33)	(33)	(0.23)	(0.23)	(39)	(49)
Impairment charges	(10)	(34)	(0.07)	(0.24)	(10)	(36)
Indirect tax charges	(2)	—	(0.01)	—	(2)	—
Gain (loss), net on disposition of equity investments and subsidiaries	(13)	6	(0.09)	0.04	(13)	9
Edible Oil Products: (2)	$(19)	$(21)	$(0.15)	$(0.15)	$(20)	$(26)
Severance, employee benefit, and other costs	(5)	(11)	(0.05)	(0.07)	(7)	(16)
Impairment charges	—	(1)	—	(0.01)	—	(1)
Indirect tax credits	5	—	0.03	—	6	—
Acquisition and integration costs	(19)	(9)	(0.13)	(0.07)	(19)	(9)
Milling Products: (3)	$(2)	$(5)	$(0.01)	$(0.04)	$(3)	$(8)
Severance, employee benefit, and other costs	(3)	(5)	(0.01)	(0.04)	(4)	(7)
Impairment charges	—	—	—	—	—	(1)
Indirect tax credits	1	—	—	—	1	—
Sugar & Bioenergy: (4)	$(29)	$(14)	$(0.21)	$(0.10)	$(30)	$(15)
Severance, employee benefit, and other costs	(6)	(3)	(0.04)	(0.02)	(7)	(4)
Impairment charges	—	(5)	—	(0.04)	—	(5)
Indirect tax credits	3	16	0.01	0.11	3	16
Sugar restructuring charges	(10)	(22)	(0.07)	(0.15)	(10)	(22)
Loss on disposition of equity investment	(16)	—	(0.11)	—	(16)	—
Fertilizer: (5)	$(2)	$(10)	$(0.01)	$(0.07)	$(3)	$(16)
Severance, employee benefit, and other costs	(2)	(9)	(0.01)	(0.06)	(3)	(14)
Impairment charges	—	(1)	—	(0.01)	—	(2)
Interest, Income Taxes and Other Unallocated: (6)	$(53)	$(37)	$(0.37)	$(0.26)	$(24)	$—
Loss on extinguishment of debt	(19)	—	(0.13)	—	(24)	—
Interest related to indirect tax credits and charges	4	—	0.03	—	—	—
Income tax benefits (charges)	(38)	(37)	(0.27)	(0.26)	—	—
Total	$(163)	$(148)	$(1.15)	$(1.05)	$(144)	$(141)

Consolidated Earnings Data (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2018	2017	2018	2017
Net sales	$11,543	$11,605	$45,743	$45,794
Cost of goods sold	(11,121)	(11,143)	(43,477)	(44,029)
Gross profit	422	462	2,266	1,765
Selling, general and administrative expenses	(369)	(393)	(1,423)	(1,437)
Foreign exchange gains (losses)	15	(13)	(101)	95
Other income (expense) – net	13	3	48	40
Gain (loss), net on disposition of equity interests/subsidiaries	—	9	(26)	9
Equity investment impairments	—	(4)	—	(17)
EBIT attributable to noncontrolling interest (a) (8)	(11)	(9)	(27)	(19)
Total Segment EBIT (7)	70	55	737	436
Interest income	10	9	31	38
Interest expense	(74)	(72)	(339)	(263)
Income tax (expense) benefit (6)	(73)	(54)	(179)	(56)
Noncontrolling interest share of interest and tax (a) (8)	4	2	7	5
Income (loss) from continuing operations, net of tax	(63)	(60)	257	160
Income (loss) from discontinued operations, net of tax	(2)	—	10	—
Net income (loss) attributable to Bunge (8)	(65)	(60)	267	160
Convertible preference share dividends	(9)	(9)	(34)	(34)
Net income (loss) available to Bunge common shareholders	$(74)	$(69)	$233	$126

Net income (loss) per common share diluted attributable to Bunge common shareholders (9)
Continuing operations	$(0.51)	$(0.48)	$1.57	$0.89
Discontinued operations	(0.01)	—	0.07	—
Net income (loss) per common share - diluted	$(0.52)	$(0.48)	$1.64	$0.89
Weighted–average common shares outstanding - diluted	141	141	142	141

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net (income) loss attributed to noncontrolling interests on a U.S. GAAP basis of presentation.

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain earnings data and volumes by reportable segment.

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except volumes)	2018	2017	2018	2017
Volumes (in thousands of metric tons):
Agribusiness	35,416	34,343	146,309	142,855
Edible Oil Products	2,423	2,050	9,024	7,731
Milling Products	1,141	1,160	4,604	4,460
Sugar & Bioenergy	1,537	2,712	6,509	9,389
Fertilizer	454	499	1,328	1,329

Net sales:
Agribusiness	$8,114	$7,904	$32,206	$31,741
Edible Oil Products	2,357	2,141	9,129	8,018
Milling Products	429	406	1,691	1,575
Sugar & Bioenergy	483	1,002	2,257	4,054
Fertilizer	160	152	460	406
Total	$11,543	$11,605	$45,743	$45,794
Gross profit:
Agribusiness	$203	$238	$1,434	$933
Edible Oil Products	171	141	554	499
Milling Products	52	54	227	209
Sugar & Bioenergy	(36)	21	(19)	99
Fertilizer	32	8	70	25
Total	$422	$462	$2,266	$1,765
Selling, general and administrative expenses:
Agribusiness	$(204)	$(222)	$(740)	$(805)
Edible Oil Products	(107)	(103)	(412)	(361)
Milling Products	(33)	(35)	(136)	(138)
Sugar & Bioenergy	(21)	(27)	(112)	(114)
Fertilizer	(4)	(6)	(23)	(19)
Total	$(369)	$(393)	$(1,423)	$(1,437)
Foreign exchange gains (losses):
Agribusiness	$12	$(8)	$(104)	$85
Edible Oil Products	(2)	(1)	—	3
Milling Products	(2)	(2)	2	(3)
Sugar & Bioenergy	7	1	7	11
Fertilizer	—	(3)	(6)	(1)
Total	$15	$(13)	$(101)	$95
Segment EBIT:
Agribusiness	$33	$26	$645	$256
Edible Oil Products	53	28	122	126
Milling Products	17	15	90	63
Sugar & Bioenergy	(48)	(13)	(135)	(12)
Fertilizer	27	(1)	39	3
Unallocated (6)	(12)	—	(24)	—
Total Segment EBIT (7)	$70	$55	$737	$436

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(US$ in millions)	2018	2017
Assets
Cash and cash equivalents	$389	$601
Trade accounts receivable, net	1,637	1,501
Inventories (10)	5,871	5,074
Other current assets	3,171	3,227
Total current assets	11,068	10,403
Property, plant and equipment, net	5,201	5,310
Goodwill and other intangible assets, net	1,424	838
Investments in affiliates	451	461
Time deposits under trade structured finance program	—	315
Other non-current assets	1,281	1,544
Total assets	$19,425	$18,871

Liabilities and Equity
Short-term debt	$750	$304
Current portion of long-term debt	419	15
Letter of credit obligations under trade structured finance program	—	315
Trade accounts payable	3,501	3,395
Other current liabilities	2,502	2,186
Total current liabilities	7,172	6,215
Long-term debt	4,203	4,160
Other non-current liabilities	1,248	1,139
Total liabilities	12,623	11,514
Redeemable noncontrolling interests	424	—
Total equity	6,378	7,357
Total liabilities, redeemable noncontrolling interest and equity	$19,425	$18,871

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(US$ in millions)	2018	2017
Operating Activities
Net income (8)	$287	$174
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges	18	52
Foreign exchange (gain) loss on net debt	139	21
Depreciation, depletion and amortization	622	609
Deferred income tax	6	(23)
Other, net	156	72
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(110)	95
Inventories	(1,107)	(130)
Secured advances to suppliers	41	172
Trade accounts payable and accrued liabilities	336	50
Advances on sales	22	11
Net unrealized gain (loss) on derivative contracts	145	105
Margin deposits	(106)	(5)
Marketable securities	52	(128)
Beneficial interest in securitized trade receivables (11)	(1,909)	(3,001)
Other, net	144	(49)
Cash provided by (used for) operating activities	(1,264)	(1,975)
Investing Activities
Payments made for capital expenditures	(493)	(662)
Acquisitions of businesses (net of cash acquired)	(981)	(369)
Settlement of net investment hedges	66	(20)
Proceeds from beneficial interest in securitized trade receivables (11)	1,888	2,981
Proceeds from investments	1,098	961
Payments for investments	(1,184)	(944)
Payments for investments in affiliates	(4)	(126)
Other, net	20	(2)
Cash provided by (used for) investing activities	410	1,819
Financing Activities
Net borrowings (repayments) of short-term debt	486	42
Net proceeds (repayments) of long-term debt	470	44
Proceeds from the exercise of options for common shares	11	59
Dividends paid (12)	(313)	(297)
Other, net	(23)	(28)
Cash provided by (used for) financing activities	631	(180)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	11	3
Net increase (decrease) in cash and cash equivalents, and restricted cash	(212)	(333)
Cash and cash equivalents, and restricted cash, beginning of period	605	938
Cash and cash equivalents, and restricted cash, end of period	$393	$605

➢	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) and Total Segment EBIT, adjusted, to evaluate Bunge’s operating performance. Total Segment EBIT excludes EBIT attributable to noncontrolling interests and is the aggregate of each of our five reportable segments’ earnings before interest and taxes. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT. Total Segment EBIT and Total Segment EBIT, adjusted are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industry. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Net income attributable to Bunge to Total Segment EBIT, adjusted:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions)	2018	2017	2018	2017
Net income (loss) attributable to Bunge	$(65)	$(60)	$267	$160
Interest income	(10)	(9)	(31)	(38)
Interest expense	74	72	339	263
Income tax expense (benefit)	73	54	179	56
(Income) loss from discontinued operations, net of tax	2	—	(10)	—
Noncontrolling interest share of interest and tax	(4)	(2)	(7)	(5)
Total Segment EBIT	70	55	737	436
Certain (gains) and charges	37	100	144	141
Total Segment EBIT, adjusted	$107	$155	$881	$577

➢	Net Income (loss) per common share from continuing operations–diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and discontinued operations and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income attributable to Bunge to Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations).

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2018	2017	2018	2017
Net Income (loss) attributable to Bunge	$(65)	$(60)	$267	$160
Adjusted for certain gains and charges:
Severance, employee benefit, and other costs	11	52	49	61
Impairment charges	10	24	10	41
Sugar restructuring charges	2	6	10	22
Acquisition and integration costs	8	9	19	9
Loss on extinguishment of debt	10	—	19	—
Gain (loss), net on disposition of equity investments and subsidiaries	—	(6)	29	(6)
Indirect tax (credits) charges, net	(7)	(8)	(7)	(16)
Interest and income tax charges (benefits), net	49	86	34	37
Adjusted Net Income attributable to Bunge	18	103	430	308
Discontinued Operations	2	—	(10)	—
Convertible Preference shares dividends	(9)	(9)	(34)	(34)
Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations)	$11	$94	$386	$274
Weighted-average common shares outstanding - diluted	142	141	142	141
Net income (loss) per common share - diluted, adjusted (excluding certain gains & charges and discontinued operations)	$0.08	$0.67	$2.72	$1.94

Below is a reconciliation of Net income (loss) per common share from continuing operations - diluted, adjusted (excluding certain gains & charges and discontinued operations) to Net income (loss) per common share–diluted:

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Continuing operations:
Net income (loss) per common share - diluted adjusted (excluding certain gains & charges and discontinued operations)	$0.08	$0.67	$2.72	$1.94
Certain gains & charges (see Additional Financial Information section)	(0.59)	(1.15)	(1.15)	(1.05)
Net income (loss) per common share - continuing operations	(0.51)	(0.48)	1.57	0.89
Discontinued operations:	(0.01)	—	0.07	—
Net income (loss) per common share - diluted	$(0.52)	$(0.48)	$1.64	$0.89

➢	Severance, Employee Benefit and Other Costs

The following table summarizes the costs incurred as part of the Global Competitiveness Program and other associated cost reduction and strategic initiatives.

	Quarter Ended December 31, 2018				Year Ended December 31, 2018
	Severance and Employee Benefit Costs	Consulting and Professional Services	Other Program Costs	Total Costs	Severance and Employee Benefit Costs	Consulting and Professional Services	Other Program Costs	Total Costs
Global Competitiveness Program:
Agribusiness	$1	$4	$4	$9	$9	$18	$6	$33
Edible Oil Products	—	1	—	1	2	4	1	7
Milling Products	—	1	—	1	—	3	—	3
Sugar & Bioenergy	—	1	—	1	2	4	1	7
Fertilizer	—	—	—	—	—	1	—	1
Costs included in Selling, general and administrative expenses	$1	$7	$4	$12	$13	$30	$8	$51
Other associated cost reduction and strategic initiatives:
Costs included in Cost of goods sold	$1	$—	$—	$1	$9	$—	$—	$9
Total GCP and Other costs	$2	$7	$4	$13	$22	$30	$8	$60

	Quarter Ended December 31, 2017			Year Ended December 31, 2017
	Severance and Employee Benefit Costs	Consulting and Professional Services	Total Costs	Severance and Employee Benefit Costs	Consulting and Professional Services	Total Costs
Global Competitiveness Program:
Agribusiness	$23	$7	$30	$27	$10	$37
Edible Oil Products	6	2	8	6	4	10
Milling Products	1	1	2	2	1	3
Sugar & Bioenergy	1	2	3	1	3	4
Fertilizer	1	—	1	1	—	1
Costs included in Selling, general and administrative expenses	$32	$12	$44	$37	$18	$55
Other associated cost reduction and strategic initiatives:
Costs included in Cost of goods sold	$20	$—	$20	$22	$—	$22
Total GCP and Other costs	$52	$12	$64	$59	$18	$77

2017 baseline total SG&A was $1.45 billion.  There was $100 million of SG&A determined not to be addressable through the GCP, leaving 2017 addressable baseline SG&A of $1.35 billion (“Addressable Baseline”).  The items that are not addressable by the GCP relate to costs other than direct spending and personnel costs, such as amortization, bad debt charges and recoveries and financing fees and taxes.

GCP savings are determined by comparing Adjusted Actual Addressable SG&A to the Addressable Baseline.  Adjusted Actual Addressable SG&A is equal to the total reported SG&A minus the items not addressable by the GCP, plus or minus items such as:

•	GCP program costs which include severance and related employee costs, consulting and professional costs and other costs specifically designated to the program,

•	Changes in inflation and foreign exchange rates as compared to Addressable Baseline assumptions,

•	Perimeter changes relating to acquisitions and divestitures and corporate transactions,

•	Changes in variable compensation relating to business performance as compared to the Addressable Baseline assumptions, and

•	Identified investments in new or enhanced capabilities.

We expect to reduce Actual Addressable SG&A from the Addressable Baseline level of $1.35 billion to $1.1 billion by 2020, achieving $250 million in run-rate savings by the end of 2019.

As previously announced, the Company has developed a high-level estimate of $200 - $300 million for the total pre-tax costs expected to be incurred in connection with the Global Competitiveness Program.

➢	Notes

(1) Agribusiness:

2018 fourth quarter EBIT includes charges related to the GCP of $(9) million [$(1) million for severance and other employee benefit costs and $(8) million for other program costs], all of which was included in Selling, general and administrative expenses (SG&A).   2018 fourth quarter EBIT also includes $(2) million for indirect tax charges, recorded in SG&A, related to a court ruling in Europe, and $(1) million for severance and other employee benefit costs related to other industrial initiatives and $(10) million of impairment charges related to port assets in Poland recorded in Cost of goods sold (COGS).

2017 fourth quarter EBIT includes charges related to the GCP of $(30) million [$(23) million for severance and other employee benefit costs and $(7) million for other program costs], all of which was included in SG&A.   2017 fourth quarter EBIT also includes $(12) million for severance and other employee benefits related to other industrial initiatives recorded in COGS.   Additionally, $(19) million of impairment charges [comprised of $(10) million associated with the sale of feedmills in China and $(9) million related to port assets in Poland] and a $9 million gain on the sale of a subsidiary in Brazil were recorded.  Of these amounts, $(3) million was included within SG&A.

2018 full year EBIT includes charges related to the GCP of $(33) million [$(9) million for severance and other employee benefit costs and $(24) million for other program costs], all of which was included in SG&A.  2018 full year EBIT also included $(2) million for indirect tax charges, recorded in SG&A, related to a court ruling in Europe, and $(6) million for severance and other employee benefit costs related to other industrial initiatives and $(10) million of impairment charges related to port assets in Poland, recorded in COGS and a net $(13) million loss on sales of an equity investment and a subsidiary.

2017 full year EBIT includes charges related to the GCP of $(37) million [$(27) million for severance and other employee benefit costs and $(10) million for other program costs], all of which was included in SG&A.   2017 full year EBIT also includes $(12) million for severance and other employee benefits related to other industrial initiatives recorded in COGS.  Additionally, $(36) million of impairment charges [comprised of $(13) million for our palm oil plantation joint venture, $(4) million for on intangible assets related to patents, $(10) million associated with the sale of feedmills in China, and $(9) million related to port assets in Poland] and a $9 million gain on the sale of a subsidiary in Brazil were recorded. Of these amounts, $(7) million was included within SG&A.

(2) Edible Oil Products:

2018 fourth quarter EBIT includes charges related to the GCP of $(1) million for other program costs, all of which was included in SG&A.   Additionally, $6 million of ICMS tax credits in Brazil and $(8) million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan were recorded within SG&A.

2017 fourth quarter EBIT includes charges related to the GCP of $(8) million [$(6) million for severance and other employee benefit costs and $(2) million for other program costs], all of which was included in SG&A.  2017 fourth quarter EBIT also includes $(5) million for severance and other employee benefits related to other industrial initiatives recorded in COGS.  Additionally, $(9) million of acquisition costs related to Loders were incurred, all of which were included within SG&A.

2018 full year EBIT includes charges related to the GCP of $(7) million [$(2) million for severance and other employee benefit costs and $(5) million for other program costs], all of which was included in SG&A.  Additionally, $6 million of ICMS tax credits in Brazil and $(19) million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan were recorded within SG&A.

2017 full year EBIT includes charges related to the GCP of $(10) million [$(6) million for severance and other employee benefit costs and $(4) million for other program costs], all of which was included in SG&A.  2017 full year EBIT also includes $(6) million for severance and other employee benefits related to other industrial initiatives recorded in COGS.  Additionally, $(1) million of impairment charges for intangible assets related to patents, and $(9) million of acquisition costs related to Loders were incurred.  Of these amounts, $(10) million was included within SG&A.

(3) Milling Products:

2018 fourth quarter EBIT includes charges related to the GCP of $(1) million for other program costs, all of which was included in SG&A.   Additionally, $1 million of ICMS tax credits in Brazil, were recorded within SG&A.

2017 fourth quarter EBIT includes charges related to the GCP of $(2) million [$(1) million for severance and other employee benefit costs and $(1) million for other program costs], all of which was included in SG&A.  2017 fourth quarter EBIT also includes $(3) million for severance and other employee benefits related to other industrial initiatives recorded in COGS.

2018 full year EBIT includes charges related to the GCP of $(3) million for other program costs, all of which was included in SG&A.   2018 full year EBIT also includes $(1) million for severance and other employee benefit costs related to other industrial initiatives recorded in COGS.  Additionally, $1 million of ICMS tax credits in Brazil, were recorded within SG&A.

2017 full year EBIT includes charges related to the GCP of $(3) million [$(2) million for severance and other employee benefit costs and $(1) million for other program costs], all of which was included in SG&A.  2017 full year EBIT also includes $(4) million for severance and other employee benefits related to other industrial initiatives recorded in COGS.  Additionally, $(1) million of impairment charges for intangible assets related to patents were incurred.  Of these amounts, $(1) million was included within SG&A.

(4) Sugar & Bioenergy:

2018 fourth quarter EBIT includes charges related to the GCP of $(1) million for other program costs, all of which was included in SG&A.  2018 fourth quarter EBIT also includes indirect tax credits in Brazil of $3 million and Sugar restructuring charges of $(2) million recorded in COGS.

2017 fourth quarter EBIT includes charges related to the GCP of $(3) million [$(1) million for severance and other employee benefit costs and $(2) million for other program costs], all of which was included in SG&A.  Additionally, $(4) million of impairment charges related to an equity investment in Brazil were incurred. 2017 fourth quarter charges also include Sugar restructuring charges of $(6) million and a gain of $8 million related to indirect tax credits.  Of these amounts, $0 million was included within SG&A.

2018 full year EBIT includes charges related to the GCP of $(7) million [$(2) million for severance and other employee benefit costs and $(5) million for other program costs], all of which was included in SG&A.  2018 full year EBIT also includes indirect tax credits in Brazil of $3 million and Sugar restructuring charges of $(10) million recorded in COGS and a loss of $(16) million on the sale of an equity investment in Brazil, recorded in Other income (expense) - net.

2017 full year EBIT includes charges related to the GCP of $(4) million [$(1) million for severance and other employee benefit costs and $(3) million for other program costs], all of which was included in SG&A.  Additionally, $(5) million of impairment charges were incurred [comprised of $(4) million related to an equity investment in Brazil and $(1) million for intangible assets related to patents].  Of these amounts, $(1) million was included within SG&A. 2017 full year charges also include Sugar restructuring charges of $(22) million and a gain of $16 million related to indirect tax credits.  Of these amounts, $(1) million was included within SG&A.

(5) Fertilizer:

2018 full year EBIT includes charges related to the GCP of $(1) million for other program costs, all of which was included in SG&A.   2018 full year EBIT also includes $(2) million for severance and other employee benefit costs related to other industrial initiatives recorded in COGS.

2017 fourth quarter and full year EBIT includes charges related to the GCP of $(1) million for severance and other employee benefit costs, all of which was included in Selling, general and administrative expenses.  2017 fourth quarter and full year EBIT also includes $(13) million for severance and other employee benefits related to other industrial initiatives recorded in Cost of goods sold.  Additionally, $(2) million of impairment and other charges related to the closure of a plant were incurred.  Of these amounts, $0 million was included within Selling, general and administrative expenses.

(6) Interest, Income Taxes and Other Unallocated:

2018 fourth quarter and full year EBIT includes losses on the extinguishment of debt of $(12) million and $(24) million, respectively.

2018 fourth quarter and full year interest expense includes pretax interest benefits of $9 million ($7 million net of tax) related to the reversal of interest related to ICMS tax credits in Brazil and pretax interest charges of $(3) million ($(3) million net of tax) related to indirect tax charges related to a court ruling in Europe.

2018 fourth quarter income tax benefits (charges) of $(53) million includes charges for valuation allowances in South America and Asia of $(48) million and adjustments for tax reform impacts of $(5) million.  Additionally, in the third quarter of 2018, a benefit of $15 million for the favorable resolution of uncertain tax positions in North America was recorded, resulting in a year to date charge of $(38) million.

2017 fourth quarter income tax benefits (charges) include charges for tax reform impacts in North and South America of $(66) million, and valuation allowances in Europe offset by a valuation allowance release in Asia, for a net charge of $(20) million.   Additionally, in the second quarter, a benefit of $32 million for the favorable resolution of an uncertain tax position in Asia and a benefit of $17 million as a result of a tax election in South America were recorded.

Notes to Financial Tables:

(7) See Definition and Reconciliation of Non-GAAP Measures.

(8) A reconciliation of Net income (loss) attributable to Bunge to Net income (loss) is as follows:

	Year Ended December 31,
	2018	2017
Net income (loss) attributable to Bunge	$267	$160
EBIT attributable to noncontrolling interest	27	19
Noncontrolling interest share of interest and tax	(7)	(5)
Net income (loss)	$287	$174

(9)
Approximately 5 million and 4 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the quarter and year ended December 31, 2018, respectively. Additionally, approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the quarter and year ended December 31, 2018.

Approximately 4 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the quarter and year ended December 31, 2017. Additionally, approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the quarter and year ended December 31, 2017.

(10)
Includes readily marketable inventories of $4,532 million and $4,056 million at December 31, 2018 and 2017, respectively. Of these amounts, $3,374 million and $2,767 million, respectively, can be attributable to merchandising activities.

(11)
In accordance with new cash flow presentation requirements under U.S. Generally Accepted Accounting Principles, cash receipts from payments on beneficial interests in securitized trade receivables should be classified as cash inflows from investing activities. As such, we have made necessary changes to our cash flow presentation in current and prior periods presented, which resulted in an increase in cash inflows from investing activities and a corresponding decrease to cash from operating activities.

(12)	Dividends paid is comprised of the following:

	Year Ended December 31,
	2018	2017
Dividends paid to common shareholders	$(271)	$(247)
Dividends paid to preference shareholders	(34)	(34)
Dividends paid to noncontrolling interests	(8)	(16)
Total dividends paid	$(313)	$(297)

(13)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.

(14)	A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations is as follows:

	Year Ended December 31,
	2018	2017
Cash provided by (used for) operating activities	$(1,264)	$(1,975)
Foreign exchange gain (loss) on net debt	(139)	(21)
Working capital changes	2,492	2,880
Adjusted funds from operations	$1,089	$884